Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

1.	Orrstown Bank, Orrstown, Pennsylvania; a state-chartered bank organized under Pennsylvania Banking Code of 1965.

2.	Pennbanks Insurance Company Cell P1 is a reinsurer of credit, life and disability insurance, which services customers of Orrstown Bank.